Exhibit 99.3

Chittenden Corporation

Average Balances, Interest Income and Expense, and Average Rates (Unaudited)

For the Quarter Ended March 31, 2004

	2004			2003
		Interest	Average		Interest	Average
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense(1)	Rate(1)	Balance	Expense(1)	Rate(1)
ASSETS
Interest-Earning Assets:
Loans:
Commercial	$836,377	$10,886	5.23%	$587,206	$8,102	5.60%
Municipals	91,168	687	3.01%	79,167	596	3.01%
Real Estate:
Residential	1,107,309	14,346	5.19%	1,084,715	15,583	5.78%
Commercial	1,330,574	17,833	5.39%	1,171,050	17,092	5.92%
Construction	138,742	1,743	5.05%	91,210	1,457	6.48%

Total Real Estate	2,576,625	33,922	5.29%	2,346,975	34,132	5.87%
Consumer	255,218	4,039	6.36%	274,672	4,969	7.34%

Total Loans	3,759,388	49,534	5.29%	3,288,020	47,799	5.88%
Investments:
Taxable	1,529,237	15,580	4.08%	1,578,903	18,216	4.62%
Tax-Favored Securities	1,297	20	6.33%	9,356	66	2.83%
Interest-Bearing Deposits in Banks	150	1	1.49%	225	1	2.23%
Federal Funds Sold	2,796	7	0.95%	3,267	11	1.34%

Total Interest-Earning Assets	5,292,868	65,142	4.94%	4,879,771	66,093	5.46%

NonInterest-Earning Assets	557,038			396,182
Allowance for Loan Losses	(57,894)			(51,284)

Total Assets	$5,792,012			$5,224,669

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest-Bearing Liabilities:
Savings deposits	519,064	412	0.32%	434,849	635	0.59%
Now	865,650	550	0.26%	630,920	690	0.44%
Money market/CMA	1,514,764	2,443	0.65%	1,509,163	4,240	1.13%
Certificates of deposit less than $100,000	782,154	3,681	1.89%	754,295	4,932	2.65%
Certificates of deposit $100,000 and over	280,533	1,135	1.63%	243,019	1,299	2.17%

Total Interest-Bearing Deposits	3,962,165	8,221	0.83%	3,572,246	11,796	1.34%
Borrowings	263,045	1,777	2.72%	314,627	2,643	3.38%
Repos	76,938	148	0.78%	91,554	467	2.05%
Total Interest-Bearing Liabilities	4,302,148	10,146	0.95%	3,978,427	14,906	1.52%

NonInterest-Bearing Liabilities:
Demand Deposits	846,169			706,631
Other Liabilities	56,907			76,462
Total Liabilities	5,205,224			4,761,520
Stockholders’ Equity	586,788			463,149

Total Liabilities and Stockholders’ Equity	$5,792,012			$5,224,669

Net Interest Income		$54,996			$51,187

Interest Rate Spread (2)			3.99%			3.94%
Net Yield on Earning Assets (3)			4.17%			4.22%

(1)	On a fully taxable equivalent basis. Calculated using a Federal Income Tax Rate of 35%. Loan income includes fees.
(2)	Interest rate spread is the average rate earned on total interest-earning assets less the average rate paid on interest-bearing liabilities.
(3)	Net yield on earning assets is net interest income divided by total interest-earning assets.

April 22, 2004

Securities and Exchange Commission

450 5th Street, N.W.

Washington, D. C. 20459

RE:	CHITTENDEN CORPORATION CURRENT REPORT ON FORM 8-K

REGISTRATION NUMBER 0-7974

To Whom it May Concern:

Pursuant to 8-K filing requirements, under the Securities and Exchange Act of 1934, there is appended to this transmittal, an electronic file of the current report (on Form 8-K) of Chittenden Corporation, Two Burlington Square, Burlington, Vermont 05401.

If you have any questions concerning this report, please telephone the undersigned at (802) 660-1410.

Kindly acknowledge receipt of this letter by EMAIL.

Very truly yours,

/s/ F. SHELDON PRENTICE

Senior Vice President, General Counsel and Secretary